FOR IMMEDIATE RELEASE



Contact:    John S. Holle - FLAG Financial Corporation (706/845-5005)
            J. Daniel Speight, Jr. - FLAG Financial Corporation (912/268-2200) John R. Hines, Jr. - The Citizens Bank (706/637-6621)

        FLAG FINANCIAL CORPORATION AND FIRST HOGANSVILLE BANKSHARES, INC.
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         (THE CITIZENS BANK, HOGANSVILLE, GEORGIA) ANNOUNCE COMBINATION
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LAGRANGE,  GA (FEBRUARY 23, 1999) -- FLAG FINANCIAL  CORPORATION (NASDAQ:  FLAG)
Chairman,  John S.  Holle,  and  President  and CEO,  J.  Daniel  Speight,  Jr.,
announced  today  that  FLAG  Financial   Corporation   and  First   Hogansville
Bankshares, Inc. ("The Citizens Bank") of Hogansville, Georgia, have announced the execution of a Letter of Intent to combine their two operations by means of a tax-free merger. The Citizens Bank has two offices located in Hogansville, which is located in Troup County, Georgia approximately 13 miles from LaGrange, Georgia.

Under the terms of the proposed agreement, shareholders of First Hogansville Bankshares will receive 6.08466 shares of FLAG common stock for each share of First Hogansville Bankshares common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated during the third quarter of 1999, pending execution of a definitive agreement, final due diligence, regulatory approval and approval by the shareholders of First Hogansville Bankshares, Inc. The transaction is expected to be accretive to future earnings of FLAG.

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, stated, "The Citizens Bank in Hogansville is a great addition to the FLAG family of Partner Banks. It will serve to complement the existing service provided to Troup County and the west Georgia market by our lead bank, First Flag Bank LaGrange. John Hines is a well respected banker throughout the state of Georgia and his leadership, banking knowledge and business insight at the FLAG level will be invaluable."

John R. Hines, Jr., President and Chief Executive Officer of The Citizens Bank, added, "The combination of The Citizens Bank into FLAG Financial and First Flag Bank is a strategic move which allows our organization to retain the community bank identity we think is essential, and at the same time, secure the operating support of a more diversified organization like FLAG. The operating philosophy of being a "Partner Bank" provides great assurance to our employees, customers and community. I am pleased our stockholders will have an opportunity to retain their ownership in a local company with statewide affiliations."


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Under the terms of the  proposed  combination,  Mr. Hines will join the Board of
Directors of FLAG and serve as Senior Vice President of the Company and retain the position of President and CEO of The Citizens Bank.

Additionally, FLAG just recently announced the signing of a definitive agreement to acquire the Blackshear branch office of First Georgia Bank and the opening of FLAG's first de novo branch, First Flag Bank - Statesboro. The addition of The Citizens Bank along with the acquisition of the Blackshear branch office and the establishment of First Flag Bank - Statesboro will increase FLAG's franchise to 27 offices serving 12 communities in west central, middle and southeast Georgia.

John S. Holle, Chairman of FLAG, concluded, "It is a great honor to have the opportunity to combine our resources with John Hines, the Board of Directors and staff of The Citizens Bank and the city of Hogansville and surrounding area. This is a natural fit that will serve to complement both organizations and their respective constituencies. We look forward to many years of success."

FLAG Financial Corporation is a multi-bank holding company, whose wholly-owned subsidiaries are First Flag Bank LaGrange (formerly First Federal Savings Bank of LaGrange), in LaGrange, Georgia and Citizens Bank, in Vienna, Georgia. FLAG reported assets of approximately $550 million at December 31, 1998. On a combined pro forma basis, including the merger with The Citizens Bank, FLAG's assets will increase to $580 million. Including shares issued as part of the completion of The Citizens Bank transaction, FLAG will have approximately 7,135,000 shares outstanding. FLAG currently has approximately 6.6 million shares outstanding which are traded and quoted on The Nasdaq National Market System under the symbol "FLAG."


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